Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

Announcement

Summary

On 27 December 2001, the Group obtained from the Hong Kong Stock Exchange a waiver from strict compliance with the Listing Rules in respect of the Interconnection and Roaming Arrangements of the CDMA Network and the Leasing of the CDMA Network Capacity under the First CDMA Lease. Such waiver is due to expire on 31 December 2004 and the Group must re-comply with the relevant requirements of the Listing Rules for it to continue conducting these transactions after 31 December 2004.

On 22 November 2004, the Group has entered into a supplemental agreement in respect of each CDMA Lease with the parties thereto in order to supplement certain terms of the Leasing of the CDMA Network Capacity, and has entered into an amendment agreement in respect of each Services Agreement with the parties thereto in order to amend certain terms of the Equipment Procurement Services. The Group must re-comply with the relevant requirements of the Listing Rules for it to continue conducting these transactions under such agreements as supplemented or amended.

The purpose of this announcement is to provide further information in connection with the Continuing Connected Transactions and the supplemental agreements and amendment agreements supplementing or amending their terms.

1.       Introduction

The Group currently conducts a series of continuing connected transactions in respect of the Interconnection and Roaming Arrangements of the CDMA Network, the Leasing of the CDMA Network Capacity and the Equipment Procurement Services pursuant to the following agreements:

(1)                  the Group conducts certain interconnection and roaming transactions with Unicom Group in respect of the CDMA Network leased to it in the Twelve Provinces and Municipalities pursuant to the CDMA Network Services Agreement;

(2)                  the Group leases Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities pursuant to the First CDMA Lease;

(3)                  the Group leases Capacity on the CDMA Network from Unicom New Horizon in the 9A Areas pursuant to the Second CDMA Lease;

(4)                  the Group leases Capacity on the CDMA Network from Unicom New Horizon in the 9B Areas pursuant to the Third CDMA Lease;

(5)                  the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the Twelve Provinces and Municipalities pursuant to the First Services Agreement;

(6)                  the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the 9A Areas pursuant to the Second Services Agreement;

(7)                  the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the 9B Areas pursuant to the Third Services Agreement.

Unicom Group indirectly holds approximately 77.41% of the issued share capital of the Company and Unicom New Horizon is a wholly-owned subsidiary of Unicom Group. Both Unicom Group and Unicom New Horizon are connected persons of the Company under the Listing Rules. Therefore, the transactions aforementioned constitute continuing connected transactions for the Company under the Listing Rules.

The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (1) and (2) above on 27 December 2001. Such waivers will expire on 31 December 2004. After such date, the Group must re-comply with the relevant provisions of the Listing Rules in order to continue the Interconnection and Roaming Arrangements of the CDMA Network and the Leasing of the CDMA Network Capacity under the First CDMA Lease.

The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (3), (5) and (6) above on 31 December 2002. Such waivers will expire on 31 December 2005. The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (4) and (7) above on 31 December 2003. Such waivers will expire on 31 December 2006.

On 22 November 2004, the Group entered into a supplemental agreement for each of the agreements referred to in (2) to (4) above with the relevant parties thereto, so as to supplement certain terms of the Leasing of the CDMA Network Capacity, and entered into an amendment agreement in respect of each of the agreements referred to in (5) to (7) above with the relevant parties thereto, so as to amend certain terms of the Equipment Procurement Services. The Group must re-comply with the relevant provisions of the Listing Rules in order to continue conducting the continuing connected transactions under such agreements, as supplemented or amended.

The relevant Continuing Connected Transactions being supplemented and amended also constitute connected transactions of the A Share Company under the rules of the Shanghai Stock Exchange. However, given that Unicom BVI is required to abstain from voting on such Continuing Connected Transactions at the Company’s general meeting, the A Share Company cannot participate in the voting of the Continuing Connected Transactions (through Unicom BVI). Therefore, in line with the “two-step” approach detailed in the Company’s announcement dated 17 September 2002, in order to enable both the Independent Shareholders of the Company and the independent shareholders of the A Share Company to participate in deciding on the supplements or amendments to the relevant Continuing Connected Transactions, the effectiveness of the relevant supplemental agreement and amendment agreement will be conditional upon:

(i)                     the passing of resolutions by the independent shareholders of the A Share Company at the general meeting of the A Share Company to approve the terms, as supplemented or amended, of the relevant Continuing Connected Transactions; and

(ii)                  the passing of resolutions by the Independent Shareholders of the Company at the Company’s general meeting to approve the terms, as supplemented or amended, of the relevant Continuing Connected Transactions.

An Independent Board Committee has been established to advise the Independent Shareholders as to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions for the financial year ending 31 December 2005. Lehman Brothers was appointed as the Independent Financial Adviser to the Independent Board Committee.

2.                      Interconnection and roaming arrangements for CDMA Network in the Twelve Provinces and Municipalities

Introduction

When the Company was listed on the Hong Kong Stock Exchange on 22 June 2000, the telecommunications networks it operated included the GSM network in the Twelve Provinces and Municipalities and the national long distance network and IP telephony network through CUCL. CUCL began to operate the CDMA Network in the Twelve Provinces and Municipalities on 8 January 2002. To enable CUCL and Unicom Group to provide interconnection and roaming services relating to the CDMA networks, CUCL and Unicom Group entered into the CDMA Network Services Agreement on 22 November 2001. The announcement issued by the Company on 22 November 2001 set out the terms for the CDMA Network Services Agreement in detail.

The CDMA Network Services Agreement has an initial term of one year, same as the initial term of the First CDMA Lease, and will automatically renew or terminate thereafter in line with the First CDMA Lease. The next renewal date will be 8 January 2005.

The Group intends to renew the CDMA Network Services Agreement on 8 January 2005. Other than this renewal, the Group will not make any further renewal of the CDMA Network Services Agreement unless it has re-complied with the relevant requirements under the Listing Rules.

Historical positions

Before the Company acquired the telecommunications network and businesses in the 9A Areas on 31 December 2002, the following interconnection and roaming relating to the CDMA networks were conducted under the CDMA Network Services Agreement:

(a)                  interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in the 9A Areas, the 9B Areas and Guizhou province and the fixed line networks operated by Unicom Group;

(b)                 interconnection between the CDMA networks in the 9A Areas, the 9B Areas and Guizhou province operated by Unicom Group and all networks operated by the Company;

(c)                  roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA networks in the 9A Areas, the 9B Areas and Guizhou province operated by Unicom Group;

(d)                 provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

After the Company acquired the telecommunications network and businesses in the 9A Areas on 31 December 2002 but before the Company acquired the telecommunications network and businesses in the 9B Areas on 31 December 2003, the following interconnection and roaming relating to the CDMA networks were conducted under the CDMA Network Services Agreement:

(a)                  interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in the 9B Areas and Guizhou province and the fixed line networks operated by Unicom Group;

(b)                 interconnection between the CDMA networks in the 9B Areas and Guizhou province operated by Unicom Group and all networks, except the mobile networks in the 9A Areas which is governed by a separate agreement, operated by the Company;

(c)                  roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA networks in the 9B Areas and Guizhou province operated by Unicom Group;

(d)                 provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

Current interconnection and roaming arrangements conducted under the CDMA Network Services Agreement

After the Company acquired the telecommunications network and businesses in the 9B Areas on 31 December 2003, the following interconnection and roaming relating to the CDMA networks are conducted under the CDMA Network Services Agreement:

(a)                  interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in Guizhou province and the fixed line networks operated by Unicom Group;

(b)                 interconnection between the CDMA network in Guizhou province operated by Unicom Group and all networks, except the mobile networks in the 9A Areas and the 9B Areas which are governed by separate agreements, operated by the Company;

(c)                  roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA network in Guizhou province operated by Unicom Group;

(d)                 provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

Pricing standard of interconnection arrangements

Interconnection settlement between Unicom Group’s networks and CUCL’s networks is based on relevant standards established from time to time by the MII. However, in the case of connection between cellular subscribers in different provinces, settlement is based on either the relevant standards established by MII or an agreed settlement arrangement between CUCL and Unicom Group. Of the two settlement arrangements, CUCL is able to choose the more favourable arrangement. In respect of CUCL, the agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favourable than the settlement arrangement prescribed by the MII. If in future the settlement standards prescribed by the MII were to be more favourable to CUCL, CUCL would settle on the basis of these standards.

Historical information

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the year ended 31 December 2002 amounted to approximately RMB58.44 million and RMB15.17 million, respectively. As the Group had not yet acquired the telecommunications networks or businesses in the 9A Areas and the 9B Areas from Unicom Group in 2002, the amounts above included the interconnection revenue derived and interconnection expense incurred by the Group then with Unicom Group in the 9A Areas and the 9B Areas.

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the year ended 31 December 2003 amounted to approximately RMB83.65 million and RMB24.34 million, respectively. As the Group had not yet acquired the telecommunications network or businesses in the 9B Areas from Unicom Group in 2003, the amounts above included the interconnection revenue derived and interconnection expense incurred by the Group then with Unicom Group in the 9B Areas.

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the six months ended 30 June 2004 amounted to approximately RMB1.1 million and RMB1.54 million, respectively.

Pricing standard of roaming arrangements

The charges for roaming services between CUCL and Unicom Group will be calculated by reference to MII guidelines or on the basis of the internal costs for roaming services to be provided by CUCL, and will not exceed the rate to be obtained from any independent third party. The provision of the long distance telephone network by CUCL to Unicom Group will facilitate Unicom Group to execute the international roaming arrangements entered into with third party operators. Therefore, CUCL will be entitled to receive 50% of the international roaming revenue payable by third party operators to Unicom Group.

Historical information

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the year ended 31 December 2002 amounted to approximately RMB59.20 million and RMB26.06 million, respectively. As the Group had not yet acquired the telecommunications networks or businesses in the 9A Areas and the 9B Areas from Unicom Group in 2002, the amounts above included the roaming revenue derived and roaming expense incurred by the Group then with Unicom Group in the 9A Areas and the 9B Areas.

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the year ended 31 December 2003 amounted to approximately RMB74.4 million and RMB42.27 million, respectively. As the Group had not yet acquired the telecommunications network or businesses in the 9B Areas from Unicom Group in 2003, the amounts above included the roaming revenue derived and roaming expense incurred by the Group then with Unicom Group in the 9B Areas.

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the six months ended 30 June 2004 amounted to approximately RMB0.97 million and RMB2.22 million, respectively.

Reasons for entering into interconnection and roaming arrangements for the CDMA Network

As the Group is a telecommunications operator, the Group is required to enter into interconnection arrangement related to the CDMA Network so that subscribers of both parties may connect with each other. Entering into roaming arrangements will allow the CDMA Network subscribers of both parties to make telephone calls through the telecommunications network of the other. Therefore, entering into such interconnection and roaming arrangements is essential to the business development of the Group.

No Cap Amount

The Company considers that the transaction value of the Continuing Connected Transaction for the Interconnection and Roaming Arrangements of the CDMA Network shall not be subject to any annual cap amount for the following reasons:

(i)       The interconnection and roaming arrangements are made essentially so that the Group can continue to engage in its principal operation, which is the telecommunications businesses. Under such circumstances, any cap will limit the Group’s ability to conduct its business in its usual course of operation.

(ii)      The income of the Group is dependent upon the growth in airtime charges and subscriber base of each network. Any such growth will increase the usage of interconnection and roaming arrangements. This is a factor beyond the control of the Group as it entirely depends on the usage of the subscribers. Therefore, to establish any cap for such transactions will limit the Group’s ability to conduct and expand its business in its usual course of operation.

(iii)     Charges on interconnection and roaming are based on the standard tariff rate as prescribed by the MII, which are also applicable to other mobile telecommunications operators in the PRC, or the internal tariff rate as agreed between the Group and Unicom Group. Such internal tariff rate is currently more favourable to the Group than the standard tariff rate. These pricing standards as prescribed will provide more protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the Interconnection and Roaming Arrangements of the CDMA Network.

3.       Leasing of the CDMA Network Capacity

Existing Lease Arrangements

Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, owns a nationwide CDMA Network in the PRC. The CU Operating Entities currently lease Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, respectively, pursuant to three agreements. The three agreements are:

(i)       the First CDMA Lease dated 22 November 2001 among CUCL, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the Twelve Provinces and Municipalities. Details of the terms of the First CDMA Lease were set out in the announcement of the Company dated 22 November 2001;

(ii)      the Second CDMA Lease dated 20 November 2002 among CUCL, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the 9A Areas. Details of the terms of the Second CDMA Lease were set out in the announcement of the Company dated 20 November 2002;

(iii)     the third CDMA Lease dated 20 November 2003 among Unicom New World, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the 9B Areas. Details of the terms of the Third CDMA Lease were set out in the announcement of the Company dated 20 November 2003.

CDMA Leases

Under each of the CDMA Leases, Unicom New Horizon shall plan, finance and construct the CDMA Network and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the relevant CU Operating Entity. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network costs (the “Network Construction Costs”). The Network Construction Costs will be used in calculating the lease fee payable by or on behalf of the relevant CU Operating Entity. The Network Construction Costs for all subsequent phases shall be audited and appropriate documentation shall be provided to the relevant CU Operating Entity or its auditors in order to verify the Network Construction Costs.

The relevant CU Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of its CDMA Lease. The parties to each of the CDMA Leases agree that the relevant CU Operating Entity shall have the exclusive right to provide CDMA services in its service areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the relevant CU Operating Entity.

Term of CDMA Lease

The First CDMA Lease became effective on 8 January 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and has been renewing such agreement in reality. The next renewal date will be 8 January 2005. The Second CDMA Lease became effective on 31 December 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and such agreement was renewed on 31 December 2003 in reality. The next renewal date will be 31 December 2004. The Third CDMA Lease became effective on 31 December 2003 for a term of one year. Unicom New World is entitled to renew such agreement on an annual basis. The next renewal date will be 31 December 2004.

The Group intends to renew the First CDMA Lease on 8 January 2005 and the Second CDMA Lease and the Third CDMA Lease on 31 December 2004. Other than these renewals, the Group will not make any further renewal of the CDMA Leases unless it has re-complied with the relevant requirements under the Listing Rules.

Capacity

During the first year after the relevant CDMA Lease comes into effect, the relevant CU Operating Entity leases network capacity on a quarterly basis. During the first year after the relevant CDMA Lease comes into effect, and any time thereafter, the relevant CU Operating Entity is entitled to obtain additional Capacity that it may require, subject to giving not less than 180 days’ prior written notice to Unicom New Horizon. Provided that, with respect to the First CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first phase for the CDMA Network in the Twelve Provinces and Municipalities, that is, 9,180,000 subscribers. With respect to the Second CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first phase for the CDMA Network in the 9A Areas, that is, 4,040,000 subscribers. With respect to the Third CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first two phases for the CDMA Network in the 9B Areas, that is, 4,516,500 subscribers. Unicom New Horizon shall ensure that all Capacity which the CU Operating Entities requested according to the terms of the CDMA Leases will be supplied by the due date of delivery of the Capacity. If Unicom New Horizon agrees to provide any such additional Capacity, the provisions of the CDMA Leases shall apply equally in relation to all such additional Capacity which Unicom New Horizon has agreed to provide. Whether or not the relevant CU Operating Entity requires additional Capacity will depend on the actual and anticipated growth of CDMA subscribers in the service areas of the relevant CU Operating Entity.

Delayed delivery of Capacity

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergency, civil disturbance, riot, terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the CDMA Lease by the relevant CU Operating Entity or compliance with applicable laws and regulations, if any Capacity is not ready for service operation by the relevant delivery date, then Unicom New Horizon shall be liable to provide a discount on the delay to the relevant CU Operating Entity, equal to the daily Lease Fee (as defined below) in respect of the relevant Capacity multiplied by the number of days for the delay, which shall be deducted from future Lease Fee payments.

Reduction of Capacity

The relevant CU Operating Entity may not reduce the amount of Capacity leased or committed to be leased by it within the first year commencing from the relevant CDMA Lease coming into effect. However, subject to providing not less than 180 days’ prior written notice to or with prior written consent of Unicom New Horizon, the relevant CU Operating Entity may reduce the amount of Capacity leased subsequently, provided that the relevant CU Operating Entity must lease all Capacity which it has requested or otherwise committed to lease for at least one year following the date of delivery or extension of lease for such Capacity (as the case may be).

Calculation of Lease Fee

Lease Fee of each of the CDMA Leases will be calculated so as to enable Unicom New Horizon to recover the Network Construction Costs in the relevant areas in seven years, with an internal rate of return on its investment of 8% (the “Lease Fee”).

The Lease Fee is payable quarterly in arrears to Unicom New Horizon. All Lease Fee payments shall be made in Renminbi.

Purchase Option

Under each of the CDMA Leases, Unicom New Horizon has granted to the relevant CU Operating Entity an option to purchase the CDMA Network (the “Purchase Option”). The Purchase Option may be exercised at any time during the period when the relevant CDMA Lease is still in force and within one year after the termination or expiry (without renewal) of the CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and the relevant CU Operating Entity, on the basis of the appraised value of the CDMA Network determined by an independent assets appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions, provided that it will not exceed such price as would, taking into account all Lease Fee payments made to Unicom New Horizon and all discounts on Lease Fee for the delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the Company complying with the applicable stock exchange requirements.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the relevant CU Operating Entity following exercise of the Purchase Option.

Guarantee and Indemnity

Under each of the CDMA Leases, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under that CDMA Lease. Unicom Group has also agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the relevant CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim under any CDMA Lease shall not exceed the total amount of Lease Fee payments made to Unicom New Horizon under that CDMA Lease and the total purchase price paid for the CDMA Network.

Termination of the CDMA Lease

The relevant CU Operating Entity may terminate the CDMA Lease by not less than 180 days’ prior written notice, with effect from the end of any contractual period in force. In addition, Unicom New Horizon or the relevant CU Operating Entity may terminate the CDMA Lease if the other party commits any continuing or material breach of the CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the CDMA Lease.

CDMA Network and Services

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA networks throughout China.

Reasons for the CDMA Lease

The Board believes that the CDMA Lease will enable the Company to effectively eliminate some of the risks involved in the initial stages of developing the CDMA business, notably the significant initial capital expenditure required during the initial stages of CDMA business development. The Company will also benefit from the rights to exploit the extensive coverage of the CDMA Network without having to incur the costs of leasing all available Capacity. The terms of the CDMA Lease are flexible as the terms enable the Group to increase (or, one year after the relevant CDMA Lease comes into effect, decrease) the

Capacity to be leased according to the actual needs of the subscribers and the development of its CDMA business. In addition, where the Company considers necessary, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

In respect of the First CDMA Lease, for each of the years ended 31 December 2002 and 2003 and for the six months ended 30 June 2004, the Lease Fee paid by CUCL to Unicom New Horizon amounted to RMB892 million, RMB2,519 million and RMB1,940 million. No historical figures for 2001 are available since the First CDMA Lease became effective only on 8 January 2002.

In respect of the Second CDMA Lease, for the year ended 31 December 2003 and for the six months ended 30 June 2004, the Lease Fee paid by Unicom New Century (which has been merged into and succeeded by CUCL) to Unicom New Horizon amounted to RMB997 million and RMB813 million. No historical figures for 2001 and 2002 are available since the Second CDMA Lease became effective only on 31 December 2002.

In respect of the Third CDMA Lease, for the six months ended 30 June 2004, the Lease Fee paid by Unicom New World to Unicom New Horizon amounted to RMB295 million. No historical figures for 2001, 2002 and 2003 are available since the Third CDMA Lease became effective only on 31 December 2003.

Cap Amount

For the financial year ending 31 December 2005, the annual Lease Fee for the First CDMA Lease, Second CDMA Lease and Third CDMA Lease shall not, in aggregate, exceed the cap of RMB11,520 million.

The cap referred to above is determined with reference to:

(a)                  the previous transactions conducted and the transaction amount; and

(b)                 estimates of the maximum amount of capacity which may be leased by the relevant CU Operating Entity for the year ending 31 December 2005, which are based on the fact that the Company has experienced a significant increase in the number of its CDMA subscribers since commencing operations in 2002 and expects the number of its CDMA subscribers to continue to increase in line with the continuing improvement of quality of the CDMA Network and successful marketing strategies of the relevant CU Operating Entity. The number of CDMA subscribers of the Company grew from 7.13 million as at 31 December 2002 to 23.73 million as at 30 June 2004 (including the CDMA Subscribers in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas).

Supplement to each CDMA Lease

Clause 9.3 of each CDMA Lease provides that all costs of operating and managing the CDMA Network shall be borne by the relevant CU Operating Entity. Also, Clause 15 of each CDMA Lease provides that the relevant CU Operating Entity shall take all necessary or desirable steps to safeguard all parts of the CDMA Network and keep the CDMA Network in good repair and condition, subject to fair wear and tear, and shall maintain the CDMA Network in accordance with the generally accepted best practice of other mobile telecommunications operators in the PRC and shall bear all costs, fees and expenses (the “Maintenance Costs of a Non-capital Nature”).

Based on the principles of fairness and in order to clarify the implementation of Clause 9.3 and Clause 15 of each CDMA Lease, the relevant CU Operating Entity entered into a supplemental agreement on 22 November 2004 in respect of each CDMA Lease, which clarifies that Constructed Capacity Related Costs (as defined below) shall be borne by the relevant CU Operating Entity only to the extent of such part of the costs that corresponds to the proportion of Capacity actually leased under the relevant CDMA Lease. Such part of the Constructed Capacity Related Costs that corresponds to the proportion of Capacity not actually leased under the relevant CDMA Lease shall be borne by Unicom New Horizon.

The Constructed Capacity Related Costs referred to above means those costs of operating and managing the CDMA Network which relate directly to the constructed capacity on the CDMA Network, including the rental fees for stations and base stations and related expenses including water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as Maintenance Costs of a Non-capital Nature. The Constructed Capacity Related Costs do not relate to the calculation of the Lease Fees.

The substance of the other terms and conditions of each CDMA Lease remains unchanged.

4.       Equipment Procurement Services

Existing services arrangement

Unicom Import and Export Co. Ltd., a 95% owned subsidiary of Unicom Group, carries on the business of procuring foreign and domestic telecommunications equipment and other materials. Unicom I/E Co provides integrated procurement services, including management of tenders, verification of technical specifications and installation services. The CU Operating Entity currently uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, respectively, pursuant to three agreements. The three agreements are:

(i)                     the First Services Agreement dated 25 May 2000 between CUCL and Unicom Group in respect of the Twelve Provinces and Municipalities, the content of which includes the Equipment Procurement Services. Details of the terms of the First Services Agreement were set out in the announcement of the Company dated 20 November 2002;

(ii)                  the Second Services Agreement dated 20 November 2002 between CUCL and Unicom Group in respect of the 9A Areas, the content of which includes the Equipment Procurement Services. Details of the terms of the Second Services Agreement were set out in the announcement of the Company dated 20 November 2002;

(iii)               the Third Services Agreement dated 20 November 2003 between Unicom New World and Unicom Group in respect of the 9B Areas, the content of which includes the Equipment Procurement Services. Details of the terms of the Third Services Agreement were set out in the announcement of the Company dated 20 November 2003.

Term for each of the Services Agreements

The First Services Agreement expired on 31 December 2002, renewable by both parties on an annual basis, and has been renewed annually thereafter in reality. The next renewal date will be 31 December 2004. The Second Services Agreement expired on 1 January 2004, renewable by both parties on an annual basis, and was renewed on 1 January 2004 in reality. The next renewal date will be 1 January 2005. The Third Services Agreement will expire on 31 December 2004, renewable by both parties on an annual basis. The next renewal date will be 31 December 2004.

The Group intends to renew the First Services Agreement and the Third Services Agreement on 31 December 2004 and to renew the Second Services Agreement on 1 January 2005. Other than these renewals, the Group will not make any further renewal of the Services Agreements unless it has re-complied with the relevant requirements under the Listing Rules.

Revisions to each of the Services Agreements and Amended Pricing Standards

Each Services Agreement originally prescribed the charges for Equipment Procurement Services to be calculated at the rate of:

(1)                  0.7% of the contract value in the case of imported equipment; and

(2)                  0.5% of the contract value in the case of domestic equipment.

Upon recent review of the above rate by the Group, and in order to further enhance the benefits of the relevant CU Operating Entity under the relevant Services Agreement, the relevant CU Operating Entity entered into an amendment agreement with Unicom Group with respect to the relevant Services Agreement on 22 November 2004, so as to amend the relevant Services Agreement. Accordingly, with effect from 1 July 2004, the charges for the Equipment Procurement Services will be calculated at the rate as follows:

(1)                  0.55% of the contract value for contracts with an amount of US$30 million (inclusive), and 0.35% of the contract value for contracts with an amount of more than US$30 million, in the case of imported equipment; and

(2)                  0.25% of the contract value for contracts with an amount of RMB200 million (inclusive), and 0.15% of the contract value for contracts with an amount of more than RMB200 million, in the case of domestic equipment. In addition, pursuant to the amendment agreement to each Services Agreement, Unicom Group has agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in connection with the procurement of equipment under the relevant Services Agreement. The aggregate liability of Unicom Group for any claim under any Services Agreement shall not exceed the total amount of agency service fees payments made to Unicom Group under that Services Agreement.

The substance of the other terms and conditions of each Services Agreement remains unchanged.

Reasons for entering into Equipment Procurement Services

Unicom I/E Co has rich experience in the procurement of equipment, imported and domestic equipment alike. Each of the CU Operating Entities and their branch entities procuring equipment through Unicom I/E Co can benefit from more favourable purchase prices as a result of bulk purchase. Moreover, the CU Operating Entities will also be able to concentrate their resources on the operation of telecommunications businesses.

Historical information

In respect of the First Services Agreement, for each of the years ended 31 December 2001, 2002 and 2003 and for the six months ended 30 June 2004, the agency fee paid by CUCL in respect of equipment procurement amounted to RMB124.45 million, RMB13.99 million, RMB14.70 million and RMB11.33 million, respectively.

In respect of the Second Services Agreement, for the year ended 31 December 2003 and for the six months ended 30 June 2004, the agency fee paid by Unicom New Century (which has been merged into and succeeded by CUCL) in respect of equipment procurement amounted to RMB3.2 million and RMB5.84 million, respectively. No historical figures for 2001 and 2002 are available since the Second Services Agreement became effective only on 1 January 2003.

In respect of the Third Services Agreement, for the six months ended 30 June 2004, the agency fee paid by Unicom New World in respect of equipment procurement amounted to RMB2.49 million. No historical figures for 2001, 2002 and 2003 are available since the Third Services Agreement became effective only on 31 December 2003.

Cap Amount

For the financial year ending 31 December 2005, the agency fee to be paid for equipment procurement with respect to the First Services Agreement, the Second Services Agreement and the Third Services Agreement shall not, in aggregate, exceed the cap of RMB49.5 million.

The cap referred to above is determined with reference to:

(a)                  the previous transactions conducted and the transaction amount; and

(b)                 the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way.

5.       Approval of Independent Shareholders

The Board (the view of the independent non-executive directors, subject to the advice of Lehman Brothers, will be stated in a circular to be despatched to the Shareholders) takes the view that the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions. In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Listing Rules in relation to the Continuing Connected Transactions.

6.       Despatch of shareholders’ circular

A circular containing, amongst other things, details of the terms of the Continuing Connected Transactions, letters from the Independent Board Committee and from Lehman Brothers and a notice to Shareholders convening an extraordinary general meeting of the Company to approve the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network) will be despatched to the Shareholders as soon as possible.

7.       General Information

The Group is principally engaged in telecommunications businesses in the PRC.

Following the Company’s acquisition of the GSM network assets and businesses and the CDMA businesses in the 9A Areas and the 9B Areas, the legal procedures for the merger of CUCL with Unicom New Century by way of absorption were completed on 30 July 2004. In addition, the relevant legal procedures for the merger of CUCL with Unicom New World are in progress. Upon completion of the relevant legal procedures, CUCL will assume the position of Unicom New World as the contracting party to the relevant continuing connected transactions. As a result, the Company expects that it may standardize and adjust the continuing connected transactions between CUCL and Unicom Group and its subsidiaries and submit them to general meeting of the Company for review by the Company’s Shareholders in the future.

8.       Definitions

In this announcement, unless the context otherwise requires the following expressions have the following meanings

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and an indirect controlling shareholder of the Company

“Associate”	has the meaning given to it by the Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the completed CDMA Network measured in terms of total number of subscribers including all additional Capacity to be delivered pursuant to the relevant CDMA Lease

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Leases”	the First CDMA Lease, the Second CDMA Lease and the Third CDMA Lease

“CDMA Network”

the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, including all subsequent additional network capacity constructed in the relevant service areas after the date of the related CDMA Lease

“CDMA Network Services Agreement”	CDMA Network Services Agreement entered into between CUCL and Unicom Group on 22 November 2001 in relation to the interconnection and roaming arrangements relating to the CDMA Network

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Continuing Connected Transactions”	the Interconnection and Roaming Arrangements of the CDMA Network, the Leasing of the CDMA Network Capacity and the Equipment Procurement Services

“Continuing Connected Transactions Agreements”	the CDMA Network Services Agreement, each of the CDMA Leases and each of the Services Agreements

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“CU Operating Entities”

for the purpose of the First CDMA Lease, the Second CDMA Lease, the First Services Agreement and the Second Services Agreement, it refers to CUCL. For the purpose of the Third CDMA Lease and the Third Services Agreement, it refers to Unicom New World

“Director(s)”	director(s) of the Company

“Equipment Procurement Services”

the service of procurement of domestic and foreign equipment provided by Unicom Group (through Unicom I/E Co) to the relevant Unicom Operational Entity in accordance with the relevant Services Agreement

“First CDMA Lease”

the CDMA lease agreement dated 22 November 2001 among CUCL, Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon has agreed to lease Capacity on its CDMA Network covering the Twelve Provinces and Municipalities to CUCL

“First Services Agreement”

the services agreement dated 25 May 2000 between CUCL and Unicom Group, pursuant to which Unicom Group has agreed to provide the Equipment Procurement Services to CUCL in the Twelve Provinces and Municipalities

“Group”	China Unicom Limited and its subsidiaries from time to time

“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz,1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Shan Weijian, Wu Jinglian, Craig O. McCaw (or his alternate director C. James Judson) and Cheung Wing Lam, Linus, formed to advise the Independent Shareholders in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network)

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“Interconnection and Roaming Arrangements of the CDMA Network”	the interconnection and roaming transactions relating to the CDMA Network conducted by CUCL with Unicom Group pursuant to the CDMA Network Services Agreement

“Lease Fee”

the lease fee payable by the CU Operating Entities to Unicom New Horizon in accordance with the relevant CDMA Leases. Please refer to the section headed “Leasing of the CDMA Network Capacity - Lease Fee” for details

“Leasing of the CDMA Network Capacity”	the leasing of the CDMA network capacity by the relevant CU Operating Entity from Unicom New Horizon pursuant to the relevant CDMA Lease

“Lehman Brothers”

Lehman Brothers Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended), and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network)

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Merger”	the merger of CUCL with Unicom New Century completed on 30 July 2004, pursuant to which Unicom New Century was merged into CUCL

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MII”	the Ministry of Information Industry of the PRC

“Network Construction Costs”	the CDMA network construction costs assumed by Unicom New Horizon. Please refer to the section headed “Leasing of the CDMA Network Capacity - CDMA Leases” for details

“RMB”	Renminbi, the lawful currency of China

“Second CDMA Lease”

the CDMA lease agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New Century), Unicom New Horizon and Unicom Group pursuant to which Unicom New Horizon agreed to lease Capacity on its CDMA Network covering the 9A Areas to Unicom New Century (after the Merger, to CUCL)

“Second Services Agreement”

the service agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New Century) and Unicom Group, pursuant to which Unicom Group agreed to provide Equipment Procurement Services to Unicom New Century (after the Merger, to CUCL) in the 9A Areas

“Services Agreements”	the First Services Agreement, the Second Services Agreement and the Third Services Agreement

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“subscribers”	the unit of Capacity on the CDMA Network

“Third CDMA Lease”

the CDMA lease agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New World), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease Capacity on its CDMA Network in the 9B Areas to Unicom New World

“Third Services Agreement”

the services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New World) and Unicom Group, pursuant to which Unicom Group agreed to provide the Equipment Procurement Services to Unicom New World in the 9B Areas

“Twelve Provinces and Municipalities”	Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities

“UIM”	the user identity module

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a 95% subsidiary of Unicom Group

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL pursuant to the Merger

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“9A Areas”	Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions

“9B Areas”	Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

As at the date of this announcement, the Board comprises of:

Executive Directors:	Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board China Unicom Limited Yee Foo Hei Company Secretary

Hong Kong, 22 November 2004